Execution Version

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
OMP GP LLC

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	2
Section 1.1 Definitions.	2
Section 1.2 Construction.	4
ARTICLE II ORGANIZATION	4
Section 2.1 Formation.	4
Section 2.2    Name. The name of the Company shall be “OMP GP LLC”. The Company’s business may be conducted under any other name or names deemed necessary or appropriate by the Board in its discretion, including, if consented to by the Board, the name of the Partnership. The words “Limited Liability Company,” “L.L.C.” or “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board in its discretion may change the name of the Company at any time and from time to time and shall promptly notify the Member of such change.
4
Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.	4
Section 2.4    Purpose and Business.The purpose and nature of the business to be conducted by the Company shall be to (a) serve as the general partner of the Partnership and, in connection therewith, to exercise all rights conferred upon the Company as the general partner of the Partnership in accordance with the Partnership Agreement; (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Company is permitted to engage in and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Member and that lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; (d) guarantee, mortgage, pledge or encumber any or all of its assets in connection with any indebtedness of any Affiliate of the Company and (e) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member, the Partnership or any Subsidiary of the Partnership.
5
Section 2.5 Powers.	5
Section 2.6 Term.	5
Section 2.7 Title to Company Assets.	5
ARTICLE III MEMBER; MEMBERSHIP INTERESTS; VOTING	5

Second Amended and Restated Limited Liability Company Agreement
of
OMP GP LLC

Section 3.1 The Member; Membership Interests.	6
Section 3.2 Limited Liability; No Liability.	6
Section 3.3 Voting.	6
ARTICLE IV DISTRIBUTIONS	6
Section 4.1 Distributions.	6
ARTICLE V MANAGEMENT AND OPERATION OF BUSINESS	6
Section 5.1 Establishment of the Board.	6
Section 5.2 The Board; Delegation of Authority and Duties.	6
Section 5.3 Term of Office.	7
Section 5.4 Meetings of the Board and Committees.	8
Section 5.5 Voting.	9
Section 5.6 Responsibility and Authority of the Board.	9
Section 5.7 Devotion of Time.	10
Section 5.8 Certificate of Formation.	10
Section 5.9 Benefit Plans.	10
Section 5.10 Indemnification.	11
Section 5.11 Liability of Indemnitees.	12
Section 5.12 Reliance by Third Parties.	13
Section 5.13    Other Business of Member.Existing Business Ventures. The Member, each Director and their respective Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or the Partnership, and the Company, the Partnership, the Directors and the Member shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or the Partnership, shall not be deemed wrongful or improper or a breach of any duty.
13
ARTICLE VI OFFICERS	14
Section 6.1 Officers.	14
Section 6.2 Compensation.	16
ARTICLE VII BOOKS, RECORDS, ACCOUNTING AND REPORTS	16
Section 7.1 Records and Accounting.	16
Section 7.2 Reports.	17
Section 7.3 Bank Accounts.	17
ARTICLE VIII DISSOLUTION AND LIQUIDATION	17
Section 8.1 Dissolution.	17
Section 8.2 Effect of Dissolution.	17
Section 8.3 Application of Proceeds.	17
ARTICLE IX TAXES	18
Section 9.1 Tax Returns.	18

Second Amended and Restated Limited Liability Company Agreement
of
OMP GP LLC

Second Amended and Restated Limited Liability Company Agreement
of
OMP GP LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
OMP GP LLC
THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of OMP GP LLC (the “Company”), dated as of  March 30, 2021 (the “Effective Date”) is entered into by the Member of the Company, which amends and restates that certain Amended and Restated Limited Liability Company Agreement dated May 22, 2017 (the “Prior LLC Agreement”).
RECITALS:
WHEREAS, OMS Holdings LLC, a Delaware limited liability company (“OMS Holdings”), formed the Company as a limited liability company under the Act by filing a Certificate of Formation with the Secretary of State of the State of Delaware effective as of June 25, 2014;
WHEREAS, the Company is party to that certain Contribution and Simplification Agreement, dated March 22, 2021, by and among, the Company, OMS Holdings, Oasis Midstream Services LLC, a Delaware limited liability company, the Partnership, OMP Operating LLC, a Delaware limited liability company, OMP DevCo Holdings Corp., a Delaware corporation, Beartooth DevCo LLC, a Delaware limited liability company, Bobcat DevCo LLC, a Delaware limited liability company, and for the purposes of Section 7.3, Section 7.4, Article VIII and Article X thereof, Oasis Petroleum, Inc., a Delaware corporation (the “Contribution Agreement”), pursuant to which, among other things, the Company will cause the Incentive Distribution Rights (as defined in the Contribution Agreement) to be converted into Common Units (the “IDR Conversion”);
WHEREAS, pursuant to the terms of the Contribution Agreement, OMS Holdings Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of OMS Holdings, merged with and into the Company, with the Company surviving the merger (the “GP Merger”);
WHEREAS, pursuant to the terms of the Contribution Agreement, at the GP Merger Effective Time (as defined in the Contribution Agreement), (i) each Unit of the Company issued and outstanding immediately prior to the GP Merger Effective Time automatically converted into, and thereafter represents the right to receive the IDR Conversion Common Units (as defined in the Contribution Agreement) on a pro rata basis, (ii) the IDR Conversion Common Units were distributed to the holders of the Class B Units (as defined in the Prior LLC Agreement) in the Company in redemption of such Class B Units (the “Class B Conversion”), and (iii) OMS Holdings thereafter owns all of the issued and outstanding membership interests in the Company and is the sole Member; and

WHEREAS, in connection with the foregoing, OMS Holdings, as the sole Member, now desires to amend and restate the Prior LLC Agreement in its entirety by executing this Agreement, effective on the Effective Date, to reflect the agreement of the Company and the Member as set forth herein.
NOW THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Member hereby enters into this Agreement:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions.
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries’ controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” means this Second Amended and Restated Limited Liability Company Agreement of OMP GP LLC, as it may be amended, supplemented or restated from time to time. This Agreement constitutes a “limited liability company agreement” as such term is defined in the Act.
“Board” means the board of directors of the Company.
“Board Chair” has the meaning assigned to such term in Section 5.2(d).
“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Class B Conversion” has the meaning given to such term in the Recitals.
“Common Units” has the meaning assigned to such term in the Partnership Agreement.
“Company” means OMP GP LLC, a Delaware limited liability company, and any successors thereto. For the avoidance of doubt, references in this Agreement to the Company shall not include the Partnership or any of its Subsidiaries.

“Company Group” means Oasis Petroleum, Inc., the Company, the Partnership and any of their respective Subsidiaries.
“Contribution Agreement” has the meaning given to such term in the Recitals.
“Directors” has the meaning assigned to such term in Section 5.1.
“Effective Date” has the meaning given to such term in the Preamble.
“GP Merger” has the meaning given to such term in the Recitals.
“Group Member” means a member of the Company Group.
“IDR Conversion” has the meaning given to such term in the Recitals.
“Indemnitee” means (a) the Member; (b) any Person who is or was an Affiliate of the Company; (c) any Person who is or was a member, partner, director, officer, fiduciary or trustee of the Company, any Group Member or the Partnership; (d) any Person who is or was serving at the request of the Member as a member, partner, director, officer, fiduciary or trustee of another Person, in each case, acting in such capacity, provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services; and (e) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.
“Independent Director” has the meaning assigned to such term in Section 5.2(c)(ii).
“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a governmental authority.
“Member” means OMS Holdings.
“Officer” has the meaning given to such term in Section 6.1(a).
“OMS Holdings” has the meaning given to such term in the Recitals.
“Partners” has the meaning assigned to such term in the Partnership Agreement.
“Partnership” means Oasis Midstream Partners LP, a Delaware limited partnership.
“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Oasis Midstream Partners LP, as it may be amended, supplemented or restated from time to time.
“Partnership Interest” means an interest in the Partnership, which shall include any general partner interest and limited partner interests but shall exclude any options, rights, warrants, appreciation rights tracking and phantom interests, and other economic interests relating to an equity interest in the Partnership.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Prior LLC Agreement” has the meaning given to such term in the Preamble.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership, directly or indirectly, at the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
Section 1.2    Construction.
(a)    Unless the context requires otherwise: (i) capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Partnership Agreement; (ii) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (iii) references to Articles and Sections refer to Articles and Sections of this Agreement; and (iv) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.
(b)    A reference to any Person includes such Person’s successors and permitted assigns.
ARTICLE II
ORGANIZATION
Section 2.1    Formation.
On June 25, 2014, OMS Holdings formed the Company as a limited liability company pursuant to the provisions of the Act by virtue of the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.
Section 2.2    Name. The name of the Company shall be “OMP GP LLC”. The Company’s business may be conducted under any other name or names deemed necessary or appropriate by the Board in its discretion, including, if consented to by the Board, the name of the Partnership. The words “Limited Liability Company,” “L.L.C.” or “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board in its discretion may change the name of the

Company at any time and from time to time and shall promptly notify the Member of such change.
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.
Unless and until changed by the Board, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at 1001 Fannin Street, Suite 1500, Houston, Texas 77002, or such other place as the Board may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board deems necessary or appropriate.
Section 2.4    Purpose and Business. The purpose and nature of the business to be conducted by the Company shall be to (a) serve as the general partner of the Partnership and, in connection therewith, to exercise all rights conferred upon the Company as the general partner of the Partnership in accordance with the Partnership Agreement; (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Company is permitted to engage in and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Member and that lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; (d) guarantee, mortgage, pledge or encumber any or all of its assets in connection with any indebtedness of any Affiliate of the Company and (e) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member, the Partnership or any Subsidiary of the Partnership.
Section 2.5    Powers.
The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4(a) and for the protection and benefit of the Company.
Section 2.6    Term.
The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Act and shall continue in existence in perpetuity or until the dissolution of the Company in accordance with the provisions of ARTICLE VIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

Section 2.7    Title to Company Assets.
Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and the Member shall not have any ownership interest in such Company assets or any portion thereof.
ARTICLE III
MEMBER; MEMBERSHIP INTERESTS; VOTING

Section 3.1    The Member; Membership Interests.
OMS Holdings shall be the sole member of the Company, and all of the membership interests in the Company shall be held by OMS Holdings.
Section 3.2    Limited Liability; No Liability.
Except as otherwise provided under the non-waivable provisions of the Act, the debts, liabilities, contracts and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, liabilities, contracts and other obligations of the Company, and the Member in its capacity as such shall be liable personally for any debts, liabilities, contracts or other obligations of the Company, except to the extent set forth in any non-waivable provision of the Act or in any separate written instrument signed by the Member.  The Member shall not have any responsibility or obligation to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided in this Agreement or required by any non-waivable provision of the Act.
Section 3.3    Voting.
Unless otherwise granted to the Board by this Agreement, the Directors shall not have any voting or management rights with respect to the Company, and the Member shall possess all voting rights in all matters relating to the Company, including, without limitation, the amendment of this Agreement (subject to Section 10.2), any merger, consolidation or conversion of the Company, any sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company. The Member may act by written consent without a meeting with respect to any action it could act upon at a meeting.
ARTICLE IV
DISTRIBUTIONS

Section 4.1    Distributions.
The Company shall make distributions of cash or other assets to the Member at the times and in the manner that the Member deems appropriate and as permitted by applicable Law.

ARTICLE V
MANAGEMENT AND OPERATION OF BUSINESS

Section 5.1    Establishment of the Board.
The number of directors (the “Directors”) constituting the board of directors of the Company shall be at least three and not more than twelve, unless otherwise fixed from time to time pursuant to action by the Member. The Directors shall be elected or approved by the Member. The Directors shall serve as Directors of the Company for their term of office established pursuant to Section 5.3.
Section 5.2    The Board; Delegation of Authority and Duties.
(a)    The Member and Board. Except as otherwise provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, which shall possess all rights and powers which are possessed by “managers” under the Act and otherwise by applicable law, pursuant to Section 18-402 of the Act, subject to the provisions of this Agreement. Except as otherwise provided for herein, the Member hereby consents to the exercise by the Board of all such powers and rights conferred on it by the Act or otherwise by applicable law with respect to the management and control of the Company.
(b)    Delegation by the Board. The Board shall have the power and authority to delegate to one or more other Persons the Board’s rights and powers to manage and control the business and affairs of the Company, including delegating such rights and powers of the Board to agents and employees of the Company (including Officers). The Board may authorize any Person (including, without limitation, the Member, or any Director or Officer) to enter into any document on behalf of the Company and perform the obligations of the Company thereunder.
(c)    Committees.
(i)    The Board may establish committees of the Board and may delegate any of its responsibilities to such committees.
(ii)    The Board shall have an audit committee comprised of at least three Directors, all of whom shall be Independent Directors. Such audit committee shall establish a written audit committee charter in accordance with the rules of the principal national securities exchange on which a class of Partnership Interests of the Partnership are listed or admitted to trading, as amended from time to time. “Independent Director” shall mean Directors meeting independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder and by the national securities exchange on which any class of Partnership Interests of the Partnership are listed or admitted to trading.

(d)    Board Chair. The Board may elect a Chair of the Board (the “Board Chair”). The Board Chair, if elected, shall be a member of the Board and shall preside at all meetings of the Board and of the partners of the Partnership. The Board Chair shall not be an Officer by virtue of being the Board Chair but may otherwise be an Officer. The Board Chair may be removed either with or without cause at any time by the affirmative vote of a majority of the Board. No removal or resignation as Board Chair shall affect such Board Chair's status as a Director.
Section 5.3    Term of Office.
Once designated pursuant to Section 5.1, a Director shall continue in office until the removal of such Director in accordance with the provisions of this Agreement or until the earlier death or resignation of such Director. Any Director may resign at any time by giving written notice of such Director’s resignation to the Board. Any such resignation shall take effect at the time the Board receives such notice or at any later effective time specified in such notice. Unless otherwise specified in such notice, the acceptance by the Board of such Director’s resignation shall not be necessary to make such resignation effective. Vacancies and newly created directorships resulting from any increase in the authorized number of Directors or from any other cause shall be filled by the Member. Notwithstanding anything herein or under applicable law to the contrary, any Director may be removed at any time with or without cause by the Member.
Section 5.4    Meetings of the Board and Committees.
(a)    Meetings. The Board (or any committee of the Board) shall meet at such time and at such place as the Board Chair (or the chair of such committee) may designate. If no Board Chair has been elected or is serving, the Board shall meet at such time and such place as a majority of the Directors may designate. Written notice of all regular meetings of the Board (or any committee of the Board) must be given to all Directors (or all members of such committee) at least two days prior to the regular meeting of the Board (or such committee). Special meetings of the Board (or any committee of the Board) shall be held at the request of the Board Chair, a majority of the Directors (or a majority of the members of such committee) or the Member upon at least two days (if the meeting is to be held in person) or twenty-four hours (if the meeting is to be held telephonically) oral or written notice to the Directors (or the members of such committee) or upon such shorter notice as may be approved by the Directors (or the members of such committee), which approval may be given before or after the relevant meeting to which the notice relates. All notices and other communications to be given to Directors (or members of a committee) shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram, as an attachment to an electronic mail message or facsimile, and shall be directed to the address, electronic mail address or facsimile number as such Director (or member of a committee) shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board (or committee) need be specified in the notice of such meeting. Any Director (or member of such committee) may waive the requirement of such notice as to such Director (or such member).

(b)    Conduct of Meetings. Any meeting of the Board (or any committee of the Board) may be held in person or by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
(c)    Quorum. Fifty percent or more of all Directors (or members of a committee of the Board), present in person or participating in accordance with Section 5.4(b), shall constitute a quorum for the transaction of business, but if at any meeting of the Board (or committee) there shall be less than a quorum present, a majority of the Directors (or members of a committee) present may adjourn the meeting without further notice. The Directors (or members of a committee) present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors (or members of a committee) to leave less than a quorum; provided, however, that only the acts of the Directors (or members of a committee) meeting the requirements of Section 5.5 shall be deemed to be acts of the Board (or such committee).
Section 5.5    Voting.
Except as otherwise provided in this Agreement, the effectiveness of any vote, consent or other action of the Board (or any committee) in respect of any matter shall require either (a) the presence of a quorum and the affirmative vote of at least a majority of the Directors (or members of such committee) present or (b) the written consent (in lieu of meeting) of the Directors (or members of such committee) having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of the Board (or any committee) at which all Directors (or members of such committee) entitled to vote thereon were present and voted. Any Director may vote in person or by proxy (pursuant to a power of attorney) on any matter that is to be voted on by the Board at a meeting thereof.
Section 5.6    Responsibility and Authority of the Board.
(a)    General. Except as otherwise provided in this Agreement, the relative authority and functions of the Board, on the one hand, and the Officers, on the other hand, shall be identical to the relative authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. The Officers shall be vested with such powers and duties as are set forth in Section 6.1 hereof and as are specified by the Board from time to time. Accordingly, except as otherwise specifically provided in this Agreement, the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers who shall be agents of the Company. In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by this Agreement, the Partnership Agreement, the Act or applicable law.
(b)    Member Consent Required for Extraordinary Matters. Notwithstanding anything herein to the contrary, the Board will not take any action without approval of the Member with respect to an extraordinary matter that would have, or would reasonably be expected to have, a material effect, directly or indirectly, on the Member’s interests in the

Company. The type of extraordinary matter referred to in the prior sentence which requires approval of the Member shall include, but not be limited to, the following: (i) commencement of any action relating to bankruptcy, insolvency, reorganization or relief of debtors by the Company or a material Subsidiary thereof; (ii) a merger, consolidation, recapitalization or similar transaction involving the Company, the Partnership or a material Subsidiary thereof; (iii) a sale, exchange or other transfer not in the ordinary course of business of a substantial portion of the assets of the Partnership or a material Subsidiary of the Partnership, viewed on a consolidated basis, in one or a series of related transactions; (iv) dissolution or liquidation of the Company or the Partnership; and (v) a material amendment of the Partnership Agreement. An extraordinary matter will be deemed approved by the Member if the Board receives a written, facsimile or electronic instruction evidencing such approval from the Member or if a majority of the Directors that do not qualify as Independent Directors because of their affiliation with the Member approve such matter. To the fullest extent permitted by law, a Director, acting as such, shall have no duty, responsibility or liability to the Member with respect to any action by the Board approved by the Member.
(c)    Member-Managed Decisions.
Notwithstanding anything herein to the contrary, the Member shall have exclusive authority over the internal business and affairs of the Company that do not relate to management and control of the Partnership and its subsidiaries. For illustrative purposes, the internal business and affairs of the Company where the Member shall have exclusive authority include (i) the amount and timing of distributions paid by the Company, (ii) the issuance or repurchase of any equity interests in the Company, (iii) the prosecution, settlement or management of any claim made directly against the Company, (iv) the decision to sell, convey, transfer or pledge any asset of the Company, (v) the decision to amend, modify or waive any rights relating to the assets of the Company and (vi) the decision to enter into any agreement to incur an obligation of the Company other than an agreement entered into for and on behalf of the Partnership for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the Partnership or of any of its Affiliates.
In addition, notwithstanding anything herein to the contrary, the Member shall have exclusive authority to cause the Company to exercise the rights of the Company as general partner of the Partnership (or those exercisable after the Company ceases to be the general partner of the Partnership) where (1) the Company makes a determination or takes or declines to take any other action in its individual capacity under the Partnership Agreement, as opposed to its capacity as the general partner of the Partnership or (2) where the Partnership Agreement permits the Company to make a determination or take or decline to take any other action in its sole discretion. For illustrative purposes, a list of provisions where the Company would be acting in its individual capacity or is permitted to act in its sole discretion is contained in Exhibit A hereto.

Section 5.7    Devotion of Time.
The Directors shall not be obligated and shall not be expected to devote all of their time or business efforts to the affairs of the Company (except, to the extent appropriate, in their capacity as employees of the Company).
Section 5.8    Certificate of Formation.
The Member caused the Certificate of Formation to be filed with the Secretary of State of the State of Delaware as required by the Act and certain other certificates or documents it determined in its discretion to be necessary or appropriate for the qualification and operation of the Company in certain other states. The Board shall use all reasonable efforts to cause to be filed such additional certificates or documents as may be determined by the Board to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent that such action is determined by the Board to be necessary or appropriate, the Board shall cause the Officers to file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property.
Section 5.9    Benefit Plans.
The Board may propose and adopt on behalf of the Company employee benefit plans, employee programs and employee practices, or cause the Partnership to issue Partnership Interests, in connection with or pursuant to any employee benefit plan, employee program or employee practice maintained or sponsored by any Group Member or any Affiliate thereof, in each case for the benefit of employees of the Company, any Group Member or any Affiliate thereof, or any of them, in respect of services performed, directly or indirectly, for the benefit of any Group Member.
Section 5.10    Indemnification.
(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 5.10, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 5.10 shall be made only out of the assets of the Company, it being agreed that the Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.
(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 5.10(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 5.10, that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 5.10.
(c)    The indemnification provided by this Section 5.10 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)    The Company may purchase and maintain (or reimburse the Member or its Affiliates for the cost of) insurance, on behalf of the Directors, the Officers, the Member, its Affiliates, the Indemnitees and such other Persons as the Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    For purposes of this Section 5.10, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 5.10(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.
(f)    In no event may an Indemnitee subject the Member to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.10 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)    The provisions of this Section 5.10 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)    No amendment, modification or repeal of this Section 5.10 shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 5.10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 5.11    Liability of Indemnitees.
(a)    Notwithstanding anything to the contrary set forth in this Agreement or the Partnership Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Member or any other Persons who have acquired interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
(b)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.
(c)    Any amendment, modification or repeal of this Section 5.11 shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 5.11 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 5.12    Reliance by Third Parties.
Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that any Officer authorized by the Board to act for and on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with any such Officer as if it were the Company’s sole party in interest, both legally and beneficially. The

Member hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of any such Officer in connection with any such dealing. In no event shall any Person dealing with any such Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of any such Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by any Officer authorized by the Board shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of and in the name of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.
Section 5.13    Other Business of Member.Existing Business Ventures. The Member, each Director and their respective Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or the Partnership, and the Company, the Partnership, the Directors and the Member shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or the Partnership, shall not be deemed wrongful or improper or a breach of any duty.
(b)    Business Opportunities. None of the Member, any Director or any of their respective Affiliates shall be obligated to present any particular investment opportunity to the Company or the Partnership even if such opportunity is of a character that the Company, the Partnership or any of their respective Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and the Member, each Director or any of their respective Affiliates shall have the right to take for such Person’s own account (individually or as a Member, Partner or fiduciary) or to recommend to others any such particular investment opportunity, and any such action shall not constitute a breach of any duty or otherwise existing at law in equity or otherwise.
ARTICLE VI
OFFICERS

Section 6.1    Officers.
(a)    Generally. The Board shall appoint agents of the Company, referred to as “Officers” of the Company as described in this Section 6.1, who shall be responsible for the day-to-day business affairs of the Company, subject to the overall direction and control of the Board. Unless provided otherwise by the Board, the Officers shall have the titles, power, authority and duties described below in this Section 6.1.

(b)    Titles and Number. Such Officers may include, in the Board’s discretion, a Chief Executive Officer, one or more Presidents, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers and any other Officers appointed pursuant to this Section 6.1. Any Person may hold two or more offices.
(i)    Chief Executive Officer. The Board shall elect one individual to serve as the Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Company. In general, the Chief Executive Officer, subject to the direction and supervision of the Board, shall be primarily responsible for the general management of the business of the Company and the Partnership and for implementing the policies and directives of the Board. The Chief Executive Officer shall have general and active management and control of the affairs and business and general supervision of the Company, and the Partnership and its subsidiaries, and its officers, agents and employees, and shall perform all duties incident to the office of Chief Executive Officer of the Company and such other duties as may be prescribed from time to time by the Board. Each Chief Executive Officer shall have the nonexclusive authority to sign on behalf of the Company any deeds, mortgages, leases, bonds, notes, certificates, contracts or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board or by this Agreement to some other Officer or agent of the Company or shall be required by law to be otherwise executed. In the absence of the Board Chair, or the Vice Chair, if there is one, or in the event of the Board Chair’s inability or refusal to act, the Chief Executive Officer shall perform the duties of the Board Chair, and the Chief Executive Officer, when so acting, shall have all of the powers of the Board Chair.
(ii)    President. The Board shall elect one or more individuals to serve as President. In general, each President, subject to the direction and supervision of the Board and the Chief Executive Officer, shall have general and active management and control of the affairs and business and general supervision of the Company, and the Partnership and its subsidiaries, and its officers, agents and employees, and shall perform all duties incident to the office of President of the Company and such other duties as may be prescribed from time to time by the Board. Each President shall have the nonexclusive authority to sign on behalf of the Company any deeds, mortgages, leases, bonds, notes, certificates, contracts or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board or by this Agreement to some other Officer or agent of the Company or shall be required by law to be otherwise executed. In the absence of the Chief Executive Officer, or in the event of the Chief Executive Officer’s inability or refusal to act, a President shall perform the duties of the Chief Executive Officer, and each President, when so acting, shall have all of the powers of the Chief Executive Officer.
(iii)    Vice Presidents. The Board, in its discretion, may elect one or more Vice Presidents. If a President does not have the role of chief financial officer of the Company, to have responsibility to oversee the financial operations of the Company, and the Partnership and its Subsidiaries, the Board shall elect one or more individuals to serve as Vice Presidents and chief financial officers. In the absence of any President or in the event of a President’s inability or refusal to act, the Vice President (or in the event there is more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of a President, and the Vice President, when so acting, shall have all of the powers and be subject to all the restrictions upon a President. Each Vice President shall perform such other duties as from time to time may be assigned by the Chief Executive Officer, a President or the Board.
(iv)    Secretary and Assistant Secretaries. The Board, in its discretion, may elect a Secretary and one or more Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board, of the Member and of the Partners of the Partnership, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to such Person by this Agreement, the Board, the Chief Executive Officer or a President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.
(v)    Treasurer and Assistant Treasurers. The Board, in its discretion, may elect a Treasurer and one or more Assistant Treasurers. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board, the Chief Executive Officer or a President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Company. The Treasurer shall perform all other duties commonly incident to such office and shall perform such other duties and have such other powers as this Agreement, the Board, the Chief Executive Officer or a President shall designate from time to time. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, the Chief Executive Officer or such other Officer as the Board shall select, shall have the powers and duties conferred upon the Treasurer.

(c)    Other Officers and Agents. The Board may appoint such other Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Company, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.
(d)    Appointment and Term of Office. The Officers shall be appointed by the Board at such time and for such terms as the Board shall determine. Any Officer may be removed, with or without cause, only by the Board. Vacancies in any office may be filled only by the Board.
(e)    Powers of Attorney. The Board may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.
(f)    Officers’ Delegation of Authority. Unless otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.
Section 6.2    Compensation.
The Officers shall receive such compensation for their services as may be designated by the Board or any committee thereof established for the purpose of setting compensation.
ARTICLE VII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 7.1    Records and Accounting.
The Board shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business. The books of account of the Company shall be (a) maintained on the basis of a fiscal year that is the calendar year and (b) maintained on an accrual basis in accordance with U.S. GAAP, consistently applied.
Section 7.2    Reports.
With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to the Member within 120 days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year and a balance sheet as of the end of such year.
Section 7.3    Bank Accounts.
Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE VIII
DISSOLUTION AND LIQUIDATION

Section 8.1    Dissolution.
(a)    The Company shall be of perpetual duration; however, the Company shall dissolve, and its affairs shall be wound up, upon:
(i)    an election to dissolve the Company by the Member;
(ii)    the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act; or
(iii)    a merger or consolidation under the Act where the Company is not the surviving entity in such merger or consolidation.
(b)    No other event shall cause a dissolution of the Company.
Section 8.2    Effect of Dissolution.
Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Member shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Member shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 8.3, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.
Section 8.3    Application of Proceeds.
Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority:
(a)    First, to the payment of debts and liabilities of the Company (including to the Member to the extent permitted by applicable law) and the expenses of liquidation;
(b)    Second, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves shall be paid over by such Person to an escrow agent appointed by the Member, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided; and

(c)    Thereafter, to the Member, which liquidating distribution may be made to the Member in cash or in kind, or partly in cash and partly in kind.
ARTICLE IX
TAXES

Section 9.1    Tax Returns.
The Company shall prepare and timely file all U.S. federal, state and local and foreign tax returns required to be filed by the Company.
Section 9.2    Tax Classification.
It is the intention of the Member that the Company be disregarded as an entity separate from the Member for U.S. federal income tax purposes.
ARTICLE X
GENERAL PROVISIONS

Section 10.1    Addresses and Notices.
Any notice, demand, request, report or proxy materials required or permitted to be given or made under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member at the address described below. Any notice to the Company shall be deemed given if received by the Chief Executive Officer at the principal office of the Company designated pursuant to Section 2.3. The Company may rely and shall be protected in relying on any notice or other document from the Member or other Person if believed by it to be genuine.
If to the Member:
    OMP GP LLC
1001 Fannin Street, Suite 1500
Houston, Texas 77002
Attention: General Counsel
Facsimile: (281) 404-9704

Section 10.2    Amendment.
This Agreement may not be amended, supplemented or restated except through a written instrument signed by the Member.

Section 10.3    Creditors.
None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.
Section 10.4    Applicable Law; Submission to Jurisdiction.
This Agreement is governed by and shall be construed in accordance with the Laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the Law of another jurisdiction. The Company and the Member (a) hereby irrevocably and unconditionally submit to the jurisdiction of the courts of the State of Texas located in Harris County, Texas and to the federal courts located in Harris County, Texas, for the purpose of any suit, action or other proceeding arising out or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the above described courts and (c) hereby waive, and agree not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above described courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. THE MEMBER WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE MEMBER AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE MEMBER TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED BY A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY.
Section 10.5    Invalidity of Provisions.
If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
Section 10.6    Third Party Beneficiaries.
The Member agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.
[The Remainder of this Page Is Intentionally Blank]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first written above.

OMS HOLDINGS LLC

By: /s/ Michael H. Lou
Name: Michael H. Lou
Title: Executive Vice President and Chief Financial Officer

Signature Page to
Second Amended and Restated
Limited Liability Company Agreement of
OMP GP LLC

EXHIBIT A
The following are provisions of the Partnership Agreement where the Company is permitted to act in its sole discretion or would be acting in its individual capacity. Capitalized terms used but not defined in this Exhibit A have the meanings assigned to them in the Partnership Agreement.
(a)    Section 2.4 (“Purpose and Business”), with respect to decisions to propose or approve the conduct by the Partnership of any business;
(b)    Sections 4.6(a) and (b) (“Transfer of the General Partner’s General Partner Interest”), solely with respect to the decision by the Company to transfer its general partner interest in the Partnership;
(c)    Section 5.5 (“Limited Preemptive Right”);
(d)    Section 7.6(d) (relating to the right of the Company and its Affiliates to purchase Units or other Partnership Securities and exercise rights related thereto);
(e)    Section 7.7 (“Indemnification”), solely with respect to any decision by the Company to exercise its rights as an “Indemnitee”;
(f)    Section 7.12 (“Registration Rights of the General Partner and its Affiliates”), solely with respect to any decision to exercise registration rights of the Company;
(g)    Section 11.1 (“Withdrawal of the General Partner”), solely with respect to the decision by the Company to withdraw as General Partner of the Partnership and to giving notices required thereunder;
(h)    Section 11.3(a) and (b) (“Interest of Departing General Partner and Successor General Partner”);
(i)    Section 13.2 (“Amendment Procedures”); and
(j)    Section 15.1 (“Right to Acquire Limited Partner Interests”).
OMP GP LLC
Second Amended and Restated Limited Liability Company Agreement
Exhibit A-1